Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION
707 17th STREET, SUITE 3600	CONTACT: PATRICK J. REDMOND
DENVER, COLORADO 80202	VP – CORPORATE PLANNING
AND INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES CLOSING OF ITS PERMIAN BASIN DIVESTITURE

AND CALLS $150 MILLION 7 ¾% SENIOR NOTES DUE 2014

DENVER, COLORADO – December 21, 2009 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that it closed the previously announced sale of the remainder of its Permian Basin properties in West Texas and New Mexico for approximately $800 million to SandRidge Exploration and Production, LLC, a wholly-owned subsidiary of SandRidge Energy, Inc. (NYSE:SD), subject to customary post-closing purchase price adjustments.  The proceeds from this sale will be used to repay all outstanding borrowings under Forest’s U.S. and Canadian credit facilities, redeem the Company’s 7 ¾% Senior Notes due 2014, fund any capital expenditures in excess of discretionary cash flow, pay the current tax liability as a result of this transaction, which is estimated to be $55 - $75 million, and for other corporate purposes.  In connection with the closing of this transaction, the global borrowing base under Forest’s credit facilities has been reduced to $1.3 billion.

7 ¾% Senior Notes due 2014

Forest is calling for redemption all of the $150 million principal amount outstanding of its 7 ¾% Senior Notes due 2014 (CUSIP #346091AU5) in accordance with the terms of those notes. The redemption price for the notes is 101.292% of their principal amount, plus accrued and unpaid interest from November 1, 2009 to the redemption date. The notes will be automatically redeemed on January 27, 2010, and no further interest will accrue on these notes after the day prior to redemption. A Notice of Redemption will be furnished to all registered holders of the 7 ¾% Senior Notes due 2014.

UPDATED 2009 GUIDANCE

Forest is revising its previously guided 2009 oil and gas net sales volumes downward by 0.5 Bcfe to a range of 181.5 to 192.5 Bcfe to adjust for the effect of closing its Permian Basin divestiture earlier than originally anticipated.  The Company anticipates that oil and gas net sales volumes for 2009 will be in the lower end of the guided range.   The impact results in a reduction to guidance of 5 MMcfe/d for the three months ended December 31, 2009.  All other guidance detailed in Forest’s press releases dated November 2, 2009, May 4, 2009 and February 3, 2009 has not changed.

The above guidance is subject to all of the cautionary statements and limitations described in Forest’s press release dated February 3, 2009, under the heading “Guidance,” and in this press release below, under the heading “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

December 21, 2009